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                                                                      Exhibit 23

                             ACCOUNTANTS' CONSENT

The Board of Directors
Orchid BioSciences, Inc.:

      We consent to incorporation by reference in the registration statement No. 33-53118 on Form S-8 of Orchid BioSciences, Inc. of our report dated February 19, 2001, relating to the consolidated balance sheets of Orchid BioSciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of Orchid BioSciences, Inc.


                                        /s/ KPMG LLP

Princeton, New Jersey
March 28, 2001